Exhibit 99.1
FR Borco Topco, L.P. and Subsidiaries
Consolidated Financial Statements
December 31, 2010 and 2009
(With Independent Auditors’ Report Thereon)

FR Borco Topco, L.P. and Subsidiaries
Consolidated Financial Statements
For the Years Ended December 31, 2010 and 2009

Independent Auditors’ Report
The Board of Directors
FR Borco Topco L.P. and subsidiaries:
We have audited the accompanying consolidated balance sheets of FR Borco Topco, L.P. and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, cash flows, and partners’ equity for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of FR Borco Topco, L.P. and subsidiaries as of December 31, 2010 and 2009, and the results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.
/s/ KPMG ACCOUNTANTS N.V.
Rotterdam, the Netherlands
April 1, 2011

FR Borco Topco, L.P. and Subsidiaries
Consolidated Balance Sheets
(In Thousands)

	As of December 31,
	2010	2009

Assets
Current assets:
Cash and cash equivalents	$26,014	$45,110
Accounts receivable, net	2,814	4,281
Related party receivables	151	1,059
Inventories	1,568	1,700
Other current assets	4,408	3,157

Total current assets	34,955	55,307

Non-current assets:
Property, plant, and equipment, net	577,032	518,385
Goodwill	141,346	141,346
Other intangible assets, net	248,535	264,714
Related party receivables	325	896
Other assets	10,608	10,971

Total assets	$1,012,801	$991,619

Liabilities and partners’ equity
Current liabilities:
Bank overdrafts	$—	$4,109
Trade and other payables	29,524	17,200
Derivatives	15,019	12,936
Accrued expenses and other liabilities	8,335	5,036
Current portion of long-term debt	4,927	15,000

Total current liabilities	57,805	54,281

Non-current liabilities:
Other liabilities	4,000	4,000
Long-term debt, less current portion	295,000	330,000

Total liabilities	356,805	388,281

Partners’ equity:
Partners’ capital	456,762	456,747
Retained earnings	68,046	25,932

Total equity attributable to FR Borco Topco, L.P.	524,808	482,679
Non-controlling interest	131,188	120,659

Total partners’ equity	655,996	603,338
Commitments and contingencies (Note 17)

Total liabilities and partners’ equity	$1,012,801	$991,619

The accompanying notes are an integral part of these consolidated financial statements

FR Borco Topco, L.P. and Subsidiaries
Consolidated Statements of Operations
(In Thousands)

	Year Ended December 31,
	2010	2009

Operating revenue:
Rental fees	$149,144	$115,444
Berthing fees	20,474	18,005
Other ancillary services	15,940	15,720

Total operating revenues	185,558	149,169

Operating costs and expenses:
Repairs and maintenance	9,793	8,992
Payroll costs and employee benefits	20,740	18,971
Amortization	16,179	13,312
Depreciation	24,652	22,340
Fuel expenses	4,517	3,427
General and administrative	17,835	13,653
Insurance	6,975	5,674
Loss on disposal of operating assets	7,394	11,210
Gain on settlement of insurance claim	(3,837)	(1,744)
Lease expenses	10,292	8,819

Total operating costs and expenses	114,540	104,654

Operating income	71,018	44,515

Other income (expenses):
Interest income	398	181
Interest expense	(17,701)	(17,646)
Change in fair value of derivatives	(2,083)	5,412
Other	1,041	313

Total other expenses	(18,345)	(11,740)

Income before provision for income taxes	52,673	32,775
Income tax expense	(30)	—

Net income	52,643	32,775

Net income attributable to noncontrolling interests	10,529	6,555

Net income attributable to controlling interests	$42,114	$26,220

The accompanying notes are an integral part of these consolidated financial statements

FR Borco Topco, L.P. and Subsidiaries
Consolidated Statements of Cash Flows
(In Thousands)

	Year Ended December 31,
	2010	2009

Operating activities
Net income	$52,643	$32,775
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	24,652	22,340
Amortization of intangible assets	16,179	13,312
Amortization of deferred financing cost	1,409	2,194
Loss on disposal of operating assets	7,394	11,210
Provision for allowance for doubtful accounts	(566)	(97)
Change in fair value of derivatives	2,083	(5,412)
Gain on settlement of insurance claim	(3,837)	(1,744)
Changes in operating assets and liabilities:
Receivables	3,512	1,523
Inventories	132	499
Other current assets	(1,251)	1,924
Trade and other payables	15,135	4,124
Accrued expenses and other liabilities	3,299	(9,532)
Non-current assets	41	34

Net cash provided by operating activities	120,825	73,150

Investing activities
Purchases of property, plant, and equipment	(93,504)	(106,036)
Proceeds from escrow account	—	25,600
Insurance recoveries	3,837	1,744

Net cash used in investing activities	(89,667)	(78,692)

Financing activities
Bank overdrafts (decrease) increase	(4,109)	4,048
(Repayments of)/ borrowings under working capital facility	(5,000)	20,000
Repayments of term loan	(40,073)	—
Equity contributions	15	5
Finance fees and expenses	(1,087)	—

Net cash provided by (used in) financing activities	(50,254)	24,053
Net increase (decrease) in cash and cash equivalents	(19,096)	18,511
Cash and cash equivalents at beginning of year	45,110	26,599

Cash and cash equivalents at end of year	$26,014	$45,110

Supplemental disclosure
Cash paid for interest (net of amounts capitalized)	$18,692	$21,465
Cash paid for income taxes	—	—
The accompanying notes are an integral part of these consolidated financial statements

FR Borco Topco, L.P. and Subsidiaries
Consolidated Statement of Partners’ Equity
(In Thousands)

		Retained	Non-	Total
	Partners’	Earnings	Controlling	Partners’
	Capital*	(Deficit)	Interest	Equity

Balance at January 1, 2009	456,742	(288)	114,104	570,558
Net income	—	26,220	6,555	32,775
Partners’ contribution	5	—	—	5

Balance at December 31, 2009	456,747	25,932	120,659	603,338
Net income	—	42,114	10,529	52,643
Partners’ contribution	15	—	—	15

Balance at December 31, 2010	$456,762	$68,046	$131,188	$655,996

The accompanying notes are an integral part of these consolidated financial statements

*	As of January 1, 2009, $1 was contributed by FR Borco GP Limited and the remainder was contributed by FR XI Offshore AIV LP

FR Borco Topco, L.P. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2010 and 2009
1. Description of the Business and Basis of Presentation
FR Borco Topco, L.P. (the “Company”) was registered on February 7, 2008 and is domiciled in the Cayman Islands. The Company and its subsidiaries (collectively the “Group”) are the owner and operator of an oil storage and transshipment terminal, with fuel blending and marine facilities, in Freeport, Bahamas.
The Company is an exempted limited partnership, with FR Borco GP Limited as the general partner and FR XI Offshore AIV LP as the limited partner.
The Company holds the general partner interest and 80% of the limited partner interest in FR Borco Coop Holdings, L.P. which is consolidated into the Group. Vopak Bahamas B.V. (“Vopak”) holds the remaining limited partner interest in FR Borco Coop Holdings, L.P. and is presented as a non-controlling interest in the Group.
Propernyn N.V (“Propernyn”), which at the time of acquisition was the parent of the operating company (“Baproven”), was acquired on April 29, 2008 and its results are therefore consolidated within the Group as of this date.
The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). The Group’s functional currency is the US Dollar.
Principles of Consolidation
The consolidated financial statements include the accounts of FR Borco Topco, L.P. and the accounts of its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.
Use of Estimates
The preparation of the consolidated financial statements in conformity with US GAAP requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets and liabilities, income and expenses. Actual results may differ from these estimates.

FR Borco Topco, L.P. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
1. Description of the Business and Basis of Presentation (continued)
Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised and in any future periods affected. Significant estimates and assumptions are used for, but not limited to, allowance for doubtful accounts, useful lives of assets, goodwill and other asset impairment analyses, valuation of derivative financial instruments, and environmental and litigation related accruals.
2. Summary of Significant Accounting Policies
Cash and Cash Equivalents
The Group considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. The Group’s cash equivalents consist of term deposits.
Concentration of Credit Risk
Financial instruments that potentially subject the Group to significant concentrations of credit risk consist principally of cash and cash equivalents, accounts receivable, and derivative financial instruments. The Group’s cash management and investment policies are in place to restrict placement of these instruments with only financial institutions evaluated as highly creditworthy.
With respect to accounts receivable, the Group establishes credit limits and performs ongoing evaluations of its customers, generally granting uncollateralized credit terms to its customers. In addition, customers must settle all outstanding balances prior to removing the products stored at the Group’s premises.
For the years ended December 31, 2010 and 2009, three customers accounted for approximately 65% and 56%, of revenue, respectively. These customers are comprised of a major oil company, a national oil company and a major commodity trader with credit ratings of AA/Stable, B+/Stable and A+/Neg, respectively.
As of December 31, 2010, two customers accounted for 79% of the accounts receivable balance. As of December 31, 2009, one customer accounted for 87% of the accounts receivable balance.

FR Borco Topco, L.P. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
2. Summary of Significant Accounting Policies (continued)
Accounts Receivable
Trade receivables are recorded at their historical carrying amount, net of allowances for doubtful accounts. The Group maintains an allowance for doubtful accounts for estimated losses inherent in its accounts receivable portfolio. In establishing the required allowance, management reviews the accounts on an individual basis considering changes in the current market conditions, customers’ financial condition, the amount of receivables in dispute, the current receivables aging and changes in customer payment patterns. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.
Related party receivables include amounts due from directors and employees and do not bear interest.
Inventories
Inventories of crude oil, fuel oil and related products are stated at the lower of cost or market, cost being determined on the first in — first out method.
Materials and supplies are also stated at the lower of cost or market, cost being determined on the average cost basis, representing the purchase price for the materials & supplies.
Property, Plant, and Equipment (“PPE”) and Repair and Maintenance Costs
PPE is carried at historical cost less accumulated depreciation. Cost includes expenditures that are directly attributable to the acquisition or construction of the asset. The cost of constructed assets includes the cost of materials and direct labor, any other costs directly attributable to bringing the assets to a working condition for their intended use and capitalized borrowing costs.
Construction work in progress is included in the consolidated financial statements as a component of PPE.
The Group evaluates any significant decrease in the market price of a long-lived asset and any significant adverse change in the extent or manner in which a long-lived asset is being used or in its physical condition as indicators of impairment. The Group evaluates the recoverability of PPE based on management’s estimate of undiscounted future cash flows attributable to the remaining economic useful life of the long-lived asset when factors indicate that impairment may exist. If impairment exists, the asset is written down to fair value. The Group noted no indicators of

FR Borco Topco, L.P. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
2. Summary of Significant Accounting Policies (continued)
impairment in 2010 or 2009. As such, no impairment assessment related to property, plant and equipment was performed.
Depreciation is recognized on a straight-line basis over the estimated useful lives of the assets. In instances when an asset is comprised of multiple components with substantially different useful lives, each component is depreciated over its own respective useful life. The estimated useful lives of the Group’s PPE is as follows:

Land improvements	10 – 40 years
Buildings	10 – 40 years
Plant, vessels and equipment	3 – 40 years
Tanks	3 – 40 years
Vehicles	3 – 10 years
Office furniture and equipment	3 – 7 years
Gains and losses on disposal of an item of PPE are determined by comparing the proceeds from disposal with the carrying amount of PPE. The net gain or loss is recognized in the consolidated statements of operations. For further details, see Note 8. The Group incurs maintenance costs on its major equipment. Repairs and maintenance costs are expensed as incurred.
Goodwill and Other Intangible Assets
Goodwill represents the future economic benefits arising from other assets acquired in a business combination that are not individually identified and separately recognized.
Generally accepted accounting principles require goodwill to be tested at least annually for impairment. For goodwill, an impairment loss is recognized when the carrying value exceeds its fair value. The impairment test is comprised of two stages. The first step compares the fair value of the reporting unit with its carrying value, including goodwill. If the fair value of the reporting unit exceeds its carrying value, the goodwill of the reporting unit is considered not impaired. Otherwise, the second step of the goodwill test shall be performed to measure the amount of the impairment loss resulting from the excess of the reporting unit’s carrying amount over its fair value. The loss recognized cannot exceed the carrying amount of the goodwill.
The Group performs its impairment test for goodwill annually at November 30 and when a triggering event occurs between annual impairment tests. The impairment test is generally based on the income approach and cross-checked using a market approach. The income approach is a

FR Borco Topco, L.P. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
2.	Summary of Significant Accounting Policies (continued)
valuation technique in which the value of an asset or company is based on the future cash flows that it can be expected to generate.
This approach projects the annual cash flows of the business, and discounts to a present value equivalent using a rate of return which accounts for the relative risk of realizing the projected cash flows and for the time value of money (assuming a rate of 11.3% for 2009). The impairment test identified total business enterprise values in excess of carrying amounts during 2009.
As of November 30, 2010, the date of the Group’s annual impairment test of goodwill, the Group was in an advanced stage of sale negotiations and considered the anticipated purchase price to be the best evidence of fair value for the Group. The 2010 goodwill impairment test was based on the negotiated purchase price as of November 30, 2010. The final terms were consummated on January 18, 2011 and were consistent with the value used in the Group’s annual impairment test of goodwill and substantially in excess of the carrying value of the reporting unit (including goodwill). Please refer to Note 19 for further details.
Thus, there were no goodwill impairments recognized during 2010 or 2009.
Other intangible assets comprise definite-lived contractual and non-contractual customer relationships, concessions and favorable elements in lease agreements resulting from acquisitions. These are carried at fair value at the time of acquisition less accumulated amortization and impairment losses. There were no indicators of impairment of other intangible assets during 2010 and 2009. As such, no impairment assessment related to other intangible assets was performed.
Amortization of other intangible assets is recognized in the consolidated statements of operations on a straight line basis over the estimated useful life of the asset, from the date they are available for use. The estimated useful lives for the intangible assets as of their date of acquisition were as follows:

Customer relationships	14 years
Concessions	45 years
Favorable elements in leased Barge Dock agreement	60 years
Due to a renegotiation of the terms of the leased Barge Dock agreement, the Group has reassessed the useful life of the favorable intangible asset. As a result, the Group has accelerated the amortization of the intangible asset in 2010. See Note 9 for further detail.

FR Borco Topco, L.P. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
2. Summary of Significant Accounting Policies (continued)
Debt
Loans and borrowings are carried at amortized cost with any difference between cost and redemption value being recognized in the consolidated statements of operations over the period to maturity using the effective interest method. Deferred financing charges are included in other assets in the consolidated balance sheet and amortized into interest expense over the term of the loan using the effective interest method.
Derivative Instruments
The sole purpose of the Group’s derivative instruments is to cover interest rate risk arising from financing activities. Derivative instruments are included on the consolidated balance sheet at fair value.
The Group’s derivative instruments as of December 31, 2010 and 2009 have not been designated and do not qualify as hedging instruments, and accordingly all changes in fair value of the derivatives that have not been settled are recognized in the consolidated statements of operations.
Changes in the fair value of the derivative instruments are classified in operating activities in the consolidated statements of cash flows, as a non-cash reconciling item. The Group does not enter into derivative financial instruments for trading purposes and is not a party to leveraged derivatives.
Fair Value Measurements
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.
US GAAP defines a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:
•	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Group has the ability to access at the measurement date.

FR Borco Topco, L.P. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
2. Summary of Significant Accounting Policies (continued)
•	Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

•	Level 3 inputs are unobservable inputs for the asset or liability, for example the reporting entity’s own internal data based on the best information available in the circumstances.
The carrying amounts reported for cash, receivables, bank overdrafts, trade payables and accrued expenses approximate fair value.
The Group’s derivative instruments consist of interest rate swaps. The Group uses an income approach to valuing these contracts. The significant inputs for the valuation models include the following:

	December 31,
	2010	2009

Interest rate yield curves	0.59-2.07%	0.56-3.17%
The Group’s credit spread	1.69%	1.90%
The counterparty’s credit spread	0.62-0.89%	0.59-0.88%
These inputs are observable in active markets over the terms of the instruments held by the Group, and accordingly, the Group classifies its derivative assets and liabilities within Level 2 of the fair value hierarchy.
The Group’s accounting policy is to recognize transfers between levels of the fair value hierarchy on the date of the event or change in circumstances that causes the transfer. There were no significant transfers into or out of Level 1, Level 2, or Level 3 for the year ended December 31, 2010.
The following table sets forth the Group’s assets and liabilities that were measured at fair value on a recurring basis as of December 31, 2010 and 2009, by level within the fair value hierarchy (in thousands):

FR Borco Topco, L.P. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
2.	Summary of Significant Accounting Policies (continued)

		Quoted	Significant
		Prices in Active	Other	Significant
		Markets for	Observable	Unobservable
	December 31,	Identical Assets	Inputs	Inputs
	2010	(Level 1)	(Level 2)	(Level 3)

Liabilities:
Interest rate contracts	15,019	—	15,019	—

		Quoted	Significant
		Prices in Active	Other	Significant
		Markets for	Observable	Unobservable
	December 31,	Identical Assets	Inputs	Inputs
	2009	(Level 1)	(Level 2)	(Level 3)

Liabilities:
Interest rate contracts	12,936	—	12,936	—

Income Taxes
Income taxes are accounted for under the asset and liability method. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and net operating loss and tax credit carryforwards. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in the consolidated statements of operations in the period that includes the enactment date. Deferred income tax assets are reduced by a valuation allowance when it is more likely than not that some portion of the deferred income tax assets will not be realized. Although the Company is a Cayman Islands partnership and not directly subject to income taxes, the Group is comprised of both taxable and nontaxable entities.
The Group did not record a provision for income taxes for the year ended December 31, 2009 as a result of its operations in the nontaxable jurisdiction of the Bahamas, reliance upon favorable advance tax rulings received from the Dutch tax authorities and net operating losses (“NOL”)

FR Borco Topco, L.P. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
2. Summary of Significant Accounting Policies (continued)
incurred during the period by the Group’s Dutch taxable entities. The Group recorded a provision for income taxes for the year ended December 31, 2010 as a result of taxable income incurred in the United States by FR Borco Management Services, an entity of the Group. Deferred tax assets relating to the Group’s NOL carryforwards have been fully offset by a valuation allowance since it is more likely than not that such deferred tax assets will not be realized.
Beginning with the adoption of the Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes, included in FASB Accounting Standards Codification (ASC) Subtopic 740-10 — Income Taxes — Overall, as of January 1, 2009, the Group recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.
The tax exempt status of the Group is considered a tax position which must be evaluated in accordance with ASC 740. Upon adoption and through December 31, 2010, the Group recorded no liability for uncertain tax positions, as the Group believes its tax positions were considered highly certain of being recognized for income tax purposes.
The Group would report tax-related interest and penalties as a component of income tax expense, if any were to be incurred.
Revenue Recognition
Rental fees, which represents fees charged for storage of crude oil and other products, is recognized ratably over the term of the respective contract. Customers are generally charged a rental fee based on committed gross tank capacity.
Customers are permitted to turn capacity through the facility (throughput), including pump-overs between tanks, once each month without any additional charge. Unused throughput cannot be accumulated and carried over to following months. Customers are charged for additional product turned through the facility. Fees for additional throughput are included in other ancillary services and were considered to be insignificant for the years ended December 31, 2010 and 2009.
Revenue from berthing fees and other ancillary services is recognized in the accounting period in which the services are rendered. Berthing fees represent amounts charged to ships that utilize the Group’s jetties.

FR Borco Topco, L.P. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
2. Summary of Significant Accounting Policies (continued)
Berthing revenue received or billed in advance is classified as deferred revenue and recognized as income over the period when the service is provided.
Leases
For the Group’s operating leases where it acts as lessee, lease expense is recognized on a straight-line basis across the lease term. The Group also acts as lessor in a lease of office space. This lease is classified as an operating lease.
The Group did not have any capital leases as of December 31, 2010 or 2009.
Employee Benefits
The Group’s pension and savings plans are defined contribution plans under which the Group pays fixed contributions into a separate entity and has no legal or constructive obligation to pay further amounts. Obligations for contributions to defined contribution pension and savings plans are recognized as an employee benefit expense in the consolidated statements of operations when they are due. Prepaid contributions are recognized as an asset to the extent that a cash refund or a reduction in future payments is available.
Defined Contribution Plan: The pension contribution paid by the Group for all of its permanent employees is between 3% and 6% of regular earnings, depending on years of service and classification of employee. The amount contributed under the defined contribution plan was $422,000 and $363,000 for the years ended December 31, 2010 and 2009, respectively.
Savings Plan: The Group contributes to the savings plan up to 12% of the employees’ regular earnings. The contribution is determined according to the period of employment, employees’ contribution to the plan and the gross salary. There are no restrictions placed on the amount that can be contributed by the employee. The amount contributed under the savings plan by the Group was $661,000 and $595,000 for the years ended December 31, 2010 and 2009, respectively.
Environmental Remediation Costs
The Group accrues for losses associated with environmental remediation obligations when such losses are probable and reasonably estimable. Accruals for estimated losses from environmental remediation obligations generally are recognized no later than completion of the remedial

FR Borco Topco, L.P. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
2. Summary of Significant Accounting Policies (continued)
feasibility study. Such accruals are adjusted as further information develops or circumstances change. Liabilities for environmental remediation are subject to change because of changes by international regulatory authorities and the determination of additional information on the extent and nature of site contamination. Costs of future expenditures for environmental remediation obligations are not discounted to their present value since the amount and timing of cash flows related to that liability are not fixed or reliably determinable. Recoveries of environmental remediation costs from other parties are recognized as assets when their receipt is deemed probable.
Foreign Exchange
The Group’s functional currency is the US dollar and it is equivalent in value with the Bahamian dollar. Foreign exchange gains and losses arising from transactions denominated in a currency other than the functional currency are included in net income in the consolidated statements of operations. The effects of foreign currency transactions were not considered to be material for the years ended December 31, 2010 and 2009.
Segment Reporting
The Group is managed as a single operating segment that provides tank storage and related services to its customers. All of the Group’s revenue is earned in the Bahamas.
New and Updated Accounting Standards
In January 2010, the FASB issued ASU No. 2010-06, Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements. This ASU requires disclosure of: (i) separate fair value measurements for each class of assets and liabilities, (ii) significant transfers between level 1 and level 2 in the fair value hierarchy and the reasons for such transfers, (iii) gains and losses for the period and purchases, sales, issuances and settlements for Level 3 fair value measurements, (iv) transfers into and out of Level 3 of the hierarchy and the reasons for such transfers and (v) the valuation techniques applied and inputs used in determining Level 2 and Level 3 measurements for each class of assets and liabilities. This ASU was generally effective for interim and annual reporting periods beginning after December 15, 2009. The Group’s adoption of the applicable sections of this ASU did not have a material impact on its financial position, results of operations or cash flows. The requirements to disclose separately purchases, sales, issuances and settlements in the Level 3 reconciliation are effective for fiscal years beginning after December 15, 2010 (and for interim periods within such years)

FR Borco Topco, L.P. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
2. Summary of Significant Accounting Policies (continued)
and are not expected to have any impact on the Group’s financial position, results of operations or cash flows.
In December 2009, the FASB issued ASU No. 2009-17 Consolidations, Improvements to Financial Reporting by Enterprises involved with Variable Interest Entities (former FAS No. 167, Amendments to FASB Interpretation No. 46(R)). This ASU requires an enterprise to perform an analysis to determine when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. Under this standard, the determination of whether a reporting entity is required to consolidate another entity is based on, among other things, the other entity’s purpose and design and the reporting entity’s ability to direct the activities of the other entity that most significantly impact the other entity’s economic performance. The Group adopted this guidance as of January 1, 2010. The Group’s adoption did not have any impact on its financial position, results of operations or cash flows.
In December 2010, the FASB issued ASU 2010-28, Intangibles-Goodwill and Other (Topic 350) When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts. The objective of this ASU is to address diversity in practice in the application of goodwill impairment testing by entities with reporting units with zero or negative carrying amounts, eliminating an entity’s ability to assert that a reporting unit is not required to perform Step 2 because the carrying amount of the reporting unit is zero or negative despite the existence of qualitative factors that indicate the goodwill is more likely than not impaired. This ASU is effective for interim periods after January 1, 2011. The adoption of this ASU is not expected to have a material impact on the Group’s financial position, results of operations or cash flows.
3. Related Party Transactions
Related party transactions not disclosed elsewhere in the consolidated financial statements are described below.
Vopak, which has a 20% non-controlling interest in the Group, acts as manager and operator of the terminal. Baproven has agreed to pay Vopak a management fee of $2.5 million per annum, adjusted annually for increases in the Consumer Price Index, to be paid on a quarterly basis in advance.

FR Borco Topco, L.P. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
3. Related Party Transactions (continued)
The Group recognized management fee expense of $2.6 million and $2.5 million for the years ended December 31, 2010 and 2009, respectively, which is included in general and administrative expenses in the consolidated statements of operations.
Bahamas Oil Refining Company International Limited (“BORCO”), a subsidiary of Baproven, has agreed to pay Vopak an incentive fee following the fifth anniversary of the date of the business combination, April 29, 2008 (Effective Date), equivalent to 30% of the first $25.0 million of excess cash flow as defined in the relevant agreement and 50% of any excess cash flow over $25.0 million, provided that in no event shall such a payment exceed $15.0 million in the aggregate. Such payment shall be made no later than 120 days following the fifth anniversary from the Effective Date. To the extent that maintenance and capital expenditures are deferred or not made as contemplated, the relevant components used to determine this incentive fee shall be adjusted accordingly by the Board of Directors of one of Baproven’s shareholding entities.
In addition, Vopak is entitled to fees of up to $10.0 million to the extent that certain “greenfield” expansion is successfully completed within the budget set forth in the joint venture agreement and within five-years from the commencement of the greenfield effort. The ultimate amount of such fees is dependent upon the level of incremental storage volumes achieved relative to agreed upon thresholds. Such payment shall be made no later than 120 days following the completion of the time period provided for the greenfield expansion as per the agreement.
The Group has not accrued any amounts related to the cash flow incentive and Greenfield expansion fees as management and the directors have concluded that the Group’s projected cash flows are below the excess cash flow targets required to give rise to incentive and expansion fees.
See Note 5 for disclosures on employee receivables.

FR Borco Topco, L.P. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
4. Accounts Receivable, Net
Accounts receivable, net as of December 31 comprise the following (in thousands):

	December 31,
	2010	2009

Trade receivables	$6,366	$7,492
Less: allowance for doubtful accounts	(3,607)	(4,173)
Other	55	962

Total	$2,814	$4,281

5. Related Party Receivables
Receivables due from employees are non-interest bearing. Loans may be granted to employees for up to six months of their salary and have a term of five years. Included in these employee receivables are receivables from former directors and key management personnel amounting to $0.3 million and $0.8 million at December 31, 2010 and 2009, respectively.
6. Inventories
Inventories as of December 31 comprise the following (in thousands):

	December 31,
	2010	2009

Crude oil, fuel oil and related products	$344	$690
Materials and supplies	1,224	1,010

Total	$1,568	$1,700

Inventory is recorded at the lower of cost or market. Materials and supplies inventory was impaired by $0.2 million during the year ended December 31, 2009 for slow moving and obsolete items. This expense was recorded in repairs and maintenance in the consolidated statements of operations. There was no impairment during the year ended December 31, 2010.

FR Borco Topco, L.P. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
7. Other Current Assets
Other current assets as of December 31 comprise the following (in thousands):

	December 31,
	2010	2009

Prepayments	$4,116	$2,952
Term deposits	223	174
Returnable deposits	69	31

Total	$4,408	$3,157

The term deposits included in other assets have original maturities of more than three months and earn interest at fixed rates ranging from 0.75% to 3.5% per annum for the years ended December 31, 2010 and 2009, respectively.
8. Property, Plant, and Equipment, Net
Property, plant and equipment, net as of December 31 consists of the following (in thousands):

	December 31,
	2010	2009

Cost:
Land	$131,000	$131,000
Land improvements	1,824	1,770
Buildings	5,042	4,382
Plant, vehicles, vessels and equipment	140,167	133,725
Tanks	259,268	248,059
Office furniture and equipment	652	526
Construction-in-progress	93,782	31,237

	631,735	550,699
Less: accumulated depreciation	(54,703)	(32,314)

Total property, plant and equipment, net	$577,032	$518,385

FR Borco Topco, L.P. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
8. Property, Plant, and Equipment, Net (continued)
For the years ended December 31, 2010 and 2009, total interest costs were $19.0 million and $20.4 million, respectively, of which $1.3 million and $2.8 million were capitalized for the years ended December 31, 2010 and 2009, respectively.
During 2010 and 2009, the Company recognized a loss on disposal of $7.4 million and $11.2 million, respectively, which relates to certain items of property, plant, and equipment that were disposed of and replaced.
9. Goodwill and Intangible Assets
Goodwill
Goodwill represents the excess of the purchase price of the reporting unit over the carrying amount at the acquisition date. There were no changes in the carrying amount of goodwill for the years ended December 31, 2010 and 2009.
Other Intangible Assets, Net
Other intangible assets, net consist of the following at December 31 (in thousands):

	Weighted
	Average
	Useful life	December 31,
	(years)	2010	2009

Customer relationships	14	$141,300	$141,300
Accumulated amortization		(26,915)	(16,822)

Customer relationships, net		114,385	124,478

Concessions	45	142,600	142,600
Accumulated amortization		(8,450)	(5,281)

Concessions, net		134,150	137,319

Favorable lease elements	60	3,000	3,000
Accumulated amortization		(3000)	(83)

Favorable lease elements, net		—	2,917

Total intangible assets, net		$248,535	$264,714

FR Borco Topco, L.P. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
9. Goodwill and Intangible Assets (continued)
Estimated aggregate amortization expense for each of the next five years ending December 31, 2016 is $13.3 million.
The intangible assets arose as a result of a business combination which occurred in April 2008. Concessions are a collection of licenses and agreements that have material effects on the business of the Group. The fair value of concessions acquired was determined using the Greenfield approach, a variation of the income approach. The value of the concessions is calculated as the net present value (NPV) of operating a hypothetical new start-up oil terminal business in the Bahamas. The concession value is calculated by estimating the cash flow that the typical market participants would assume to achieve from the operations of a similar type of business.
The fair value of customer relationships acquired in the business combination was determined using the excess earnings method, whereby the subject asset is valued after deducting a fair return on all other assets that are part of creating the related cash flows. The contribution of other assets, such as fixed assets, net working capital and workforce, is estimated through contributory asset “capital charges”. These capital charges represent the return an investor would require to fund or make an investment in the contributory assets, and can be considered a compensation for the risk and opportunity costs of not being able to use the capital for other means.
The fair value of favorable elements in the leased Barge Dock agreement acquired in the business combination was determined using the NPV of the savings expected from the agreement.
In 2010, the terms of the leased Barge Dock agreement were renegotiated with the Grand Bahama Port Authority. As a result, the new terms have been priced at market value and the Group has reassessed the useful life of the intangible asset arising from the favorable lease elements resulting in accelerated amortization of the intangible asset in 2010 of $2.9 million.

FR Borco Topco, L.P. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
10. Other Assets
Other assets as of December 31 comprise the following (in thousands):

	December 31,
	2010	2009

Deferred financing costs	$15,580	$14,493
Accumulated amortization	(5,064)	(3,655)
Restricted cash	92	133

Total	$10,608	$10,971

Restricted cash amounts relate to the term deposits pledged to guarantee former employee bank loans, customs bonds and credit card facilities, as described in Note 17.
11. Bank Overdraft
The Group does not have an available overdraft facility. An overdrawn bank position arises because of checks issued prior to year end which exceeded the bank balance and is repayable on demand. Cash flows resulting from the overdrawn bank position are classified as financing activities on the consolidated statements of cash flows.
12. Trade and Other Payables
Trade and other payables as of December 31 comprise the following (in thousands):

	December 31,
	2010	2009

Accounts payable — trade	$19,463	$8,397
Interest payable	117	1,166
Deferred revenue	110	—
Other payables	9,834	7,637

Total	$29,524	$17,200

FR Borco Topco, L.P. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
13. Accrued Expenses and Other Liabilities
Accrued expenses and other liabilities as of December 31 comprise the following (in thousands):

	December 31,
	2010	2009

Accrued expenses	$5,725	$3,036
Environmental remediation costs	6,610	6,000
Less: Long-term portions	(4,000)	(4,000)

Total	$8,335	$5,036

The environmental remediation liability balance was $6.6 million and $6.0 million as of December 31, 2010 and 2009, respectively. Of these amounts, $2.6 million and $2.0 million were classified as current in accrued expenses and other liabilities as of December 31, 2010 and 2009, respectively. The remainder is classified as non-current other liabilities. The liability is principally related to expenditures required to implement a subsurface oil remediation program and disposal of radioactive material.
The Group has estimated the cleanup costs of the subsurface oil based on expected maintenance and technical costs required to implement the remediation program over the next 15-20 years and estimated undiscounted future cash payments based on those costs. This liability has been measured using the low end of a range of estimated expenditures to settle the obligation.
Also included in the environmental remediation liability balance are expenditures that will be required to dispose of radioactive material at a cost of $1.75 million and $1.5 million as of December 31, 2010 and 2009, respectively. The material is expected to be disposed of within one year and the cost has been determined with assistance from a third party and is undiscounted. The costs related to environmental remediation are included within general and administrative expenses in the consolidated statements of operations.
14. Long-Term Debt
On April 29, 2008, the Group entered into a Credit and Guaranty Agreement whereby the lenders have agreed to extend credit to the borrower in the aggregate amount of up to $417.0 million. Within this agreement the group company FR Borco Acquisition Holdings B.V. acts as guarantor.

FR Borco Topco, L.P. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
14. Long-Term Debt (continued)
The loan agreement consists of the following (in thousands):

	December 31,
	2010	2009

Secured bank loan with principal amount not in excess of $325.0 million. This loan matures in April 2016. Interest on this loan is LIBOR + 2% margin (weighted average rate of 2.65% during 2009-2010)	$284,927	$325,000
Working capital facility loan with aggregate principal amount not in excess of $85.0 million. This loan matures in April 2016. Interest on $5 million of the total drawdown was based on the prime rate then LIBOR + 2% (weighted average of 3.16% during 2009-2010). For the remaining $10 million of the drawdown, interest is LIBOR + 2% margin (weighted average of 2.29% during 2009-2010)	15,000	20,000

	299,927	345,000
Less: current portion	(4,927)	(15,000)

Total long-term debt, less current portion	$295,000	$330,000

There is an additional debt service reserve with an available principal amount up to $7.0 million that has not been drawn upon as of December 31, 2010 and 2009, respectively. This loan matures in April 2011 and interest rate on this loan is LIBOR plus a 2% margin.
The fair value of the Group’s debt is determined by a valuation model which is based on a conventional discounted cash flow methodology and utilizes assumptions of current market pricing curves. These assumptions are observable in active markets over the terms of the facilities the Group holds. The estimated fair value of the debt was $307 million and $357 million as of December 31, 2010 and 2009, respectively. The carrying amount of the debt was $300 million and $345 million as of December 31, 2010 and 2009, respectively.
The Group pays a monthly commitment fee of 0.5% per annum on the unused balance of the working capital facility loan and debt service reserve. The total fees paid were $388,000 and

FR Borco Topco, L.P. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
14. Long-Term Debt (continued)
$365,000 for the years ended December 31, 2010 and 2009, respectively, and are recognized within interest expense in the consolidated statements of operations.
Outstanding indebtedness under the loan is secured by the assets of FR Borco Acquisition B.V. and its subsidiaries.
Maximum amount outstanding of long-term debt for each of the years subsequent to December 31, 2010 are approximately as follows (in thousands):

2011	$280,000
2012	250,000
2013	210,000
2014	165,000
2015	115,000
Term maturity date	—
The Group is subject to several covenants in connection with the loan agreement. On an annual basis, the Group’s capital expenditure in an aggregate amount, is not permitted to exceed an amount based on a calculation specified in the contract. From June 30, 2009 the Group must also comply with the interest coverage ratio as detailed in the loan agreement. Additionally, in accordance with the agreement, the Group calculates excess cashflow on a semi-annual basis, and is required to make related payments within 45 days following the calculation dates (June 30 and December 31). The Group was in compliance with its covenants during the years ended December 31, 2010 and 2009.
15. Derivative Instruments
In connection with the loan agreement dated April 29, 2008, a floating interest rate of LIBOR plus a margin of 2% will apply for the first five years, and thereafter the margin will increase to 2.25%.
The Group entered into interest rate swaps in 2008 with two banks in order to economically hedge the risk of changing LIBOR interest rates related to a portion of the $325 million floating rate bank loan and the working capital facility. Under the interest swaps (with a notional amount of $109.1 million and $121.9 million as of December 31, 2010 and 2009, respectively) the Group paid 4.032% and 4.035% fixed rates. As of December 31, 2010 the aggregate notional amount of the interest rate swaps equaled 73% of the $300 million total outstanding floating rate loans. The interest rate swaps were not designated and do not qualify as hedging instruments.

FR Borco Topco, L.P. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
15. Derivative Instruments (continued)
The effect of changes in market rates on interest rate swaps is recognized in the consolidated statements of operations. For the years ended December 31, 2010 and 2009, the Group recognized a loss of $2.1 million and a gain of $5.4 million, respectively, in change of fair value of derivatives on the consolidated statements of operations.
16. Income Taxes
The Group operates primarily in four jurisdictions — The Netherlands, United States, Bahamas and Cayman Islands. The Cayman Islands does not impose an income tax. In the Bahamas, the Group operates under the Bahamian tax regime which provides for an income tax exemption in the Bahamas. In the Netherlands, the Group has historically generated income tax losses and expects this to continue in the foreseeable future. While the losses do carryover for Dutch income tax purposes, under the Dutch income tax law, these losses are available to offset only certain types of taxable income of which the Group does not expect to generate any material amounts. Accordingly, the Group does not expect to receive any income tax benefit from these losses and has provided a full valuation allowance against the resulting deferred tax asset. In the United States, for the year ended December 31, 2010, the Group reported $120,259 of taxable income and $30,151 of income tax expense. The Group has not recorded any income tax expense for the year ended December 31, 2009 and has no deferred income tax assets or liabilities as of December 31, 2010 or December 31, 2009.
The components of income tax expense were as follows (in thousands):

	Year Ended December 31,
	2010	2009

Current:
Cayman	$—	$—
Non-Cayman	30	—

Total current	30	—
Deferred:
Cayman	—	—
Non-Cayman	—	—

Total deferred	—	—

Total income tax expense	$30	$—

FR Borco Topco, L.P. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
16. Income Taxes (continued)
Pre-tax income (loss) was attributable to the Cayman Islands and other jurisdictions as follows (in thousands):

	Year Ended December 31,
	2010	2009

Cayman	$(16,186)	$(445)
Non-Cayman	68,859	33,220

	$52,673	$32,775

The effective income tax rate of the Group is 0%. A reconciliation of the income tax expense based on the Cayman Islands’ statutory income tax rate of 0% to the income tax expense based on the effective tax rate is as follows (in thousands):

	Year Ended December 31,
	2010	2009

Income tax expense at Cayman statutory rate	$—	$—
U.S. federal income taxes	30	—
Expected tax benefit of Dutch losses before consideration of valuation allowance	(4,710)	(5,311)
Adjustment to deferred tax asset for enacted changes in Dutch tax laws and rates	177	—
Change in valuation allowance	4,533	5,311

Total income tax expense	$30	$—

FR Borco Topco, L.P. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
16. Income Taxes (continued)
The Group had Dutch operating losses estimated to be $54.5 million for Dutch income tax purposes as of December 31, 2010. Generally, these losses will expire if unused after 9 years. These NOL carryforwards will expire as follows (in thousands):

2017 (or prior)	$14,845
2018	20,828
2019	18,841

$54,514

The tax effects of temporary differences that give rise to deferred tax assets and liabilities are presented as follows (in thousands):

	December 31,
	2010	2009

Deferred tax assets:
Net operating loss carryforwards	$13,629	$9,096

Total gross deferred tax assets before valuation allowance	13,629	9,096
Valuation allowance	(13,629)	(9,096)

Deferred tax liabilities:	—	—

Net deferred tax asset/liability	$—	$—

During 2010 and 2009, the Group increased its valuation allowance by $4.5 million and $5.3 million, respectively, due to incurring further Dutch tax net operating losses.
The Group recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Group has not recorded any liability for uncertain income tax positions, as the Group believes its income tax positions were considered highly certain. The Group does not expect the total amount of unrecognized tax benefits will change significantly within the next 12 months.

FR Borco Topco, L.P. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
16. Income Taxes (continued)
The Group’s policy is to record interest and penalties accrued on liabilities for uncertain tax positions as part of the income tax expense. For the years ended December 31, 2010 and 2009, as there are no uncertain tax positions, there have been no interest or penalties accrued by the Group.
The tax periods ended December 31, 2010 and 2009 for the Netherlands remain open to tax examination.
17. Commitments and Contingencies
Capital Expenditure Commitments
At December 31, 2010 and 2009, the Group had commitments for capital expenditures approximating $66.0 million and $10.0 million, respectively.
Lease Commitments
Rent expense, not including supplemental expenses such as mobilization charges and operational expenses, attributable to operating leases was $4.7 million and $4.9 million for the years ended December 31, 2010 and 2009, respectively. As of December 31, 2010, the Group was committed to the following minimum annual payments under significant operating leases (in thousands):

Minimum
Lease
Payments
2011	$5,028
2012	5,037
2013	5,158
2014	3,643
2015	1,550
Thereafter	68,000

$88,416

FR Borco Topco, L.P. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
17. Commitments and Contingencies (continued)
The Group leases four tugboats from Smit Lloyd (Antillen) N.V. for a daily rate of approximately $6,750. The tugboat lease agreements are due to expire on September 30, 2014 with a 5-year renewal option.
The Group leases approximately 300 acres of seabed from the Bahamas Government. The seabed lease payments are based on a fixed fee of $1.2 million per annum, plus a variable fee relating to activity at the terminal. The variable fee for the years ended December 31, 2010 and 2009 amounted to $0.7 million and $0.6 million, respectively. The seabed lease is due to expire on June 30, 2057. The terms of this lease are subject to renegotiation every three years.
The Group leases a barge from Smit Lloyd (Antillen) N.V. for a daily rate of approximately $2,778. The lease agreement is due to expire on November 30, 2013 with a 5-year renewal option.
The Group leases office space as a lessor. Rental income attributable to leases relating to the office space was $180,000 and $141,000 for the years ended December 31, 2010 and 2009, respectively.
The Group has entered into capacity and storage leases as a lessor with remaining terms from approximately one to four years. The agreements make the gross storage capacity available on an exclusive, single-user basis. The Group classified and accounts for these agreements as operating leases. Future minimum payments to be received under these arrangements as of December 31, 2010, were as follows (in thousands):

2011	$127,798
2012	66,458
2013	29,861
2014	—
2015	—
Thereafter	—

$224,117

Litigation
The Group is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material effect on the Group’s consolidated financial position, results of operations, or liquidity.

FR Borco Topco, L.P. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
17. Commitments and Contingencies (continued)
Guarantees
In connection with the loan agreement, FR Borco Acquisition Holdings B.V. and FR Borco Acquisition B.V. entered into pledge and security agreements. For detailed information on the loan refer to Note 14.
Baproven is contingently liable under customs bond guarantees of $90,000. In 2009, Baproven also had available a corporate credit card facility of up to $20,000. The customs bond and credit card facilities totaling $90,000 and $110,000, as of December 31, 2010 and 2009, respectively, have been secured by pledging term deposit balances for those amounts. These restricted cash amounts are classified as other non-current assets.
Baproven guaranteed a loan granted to a former officer by a bank by pledging term deposit balances equal to the outstanding loan amounts. The balance of the former officer’s loan as of December 31, 2010 and 2009 was $2,000 and $23,000, respectively. These restricted cash amounts are classified as other non-current assets.
Other
The Bahamas is a member of The International Oil Pollution Compensation Fund 1992 (“the Fund”), which is an organization that provides compensation and assistance in respect of oil pollution resulting from oil spills. Baproven is one of the contributors to the Fund. The amount of the contribution is determined based on the quantity of oil received by each contributor. The level of contributions varies from year to year, depending largely on the pollution incidents that have occurred and the amount of compensation and claim-related expenditure which the Fund expects to pay.
The amount of contributions are usually determined and billed in the fourth quarter of every year. $0.5 million was billed for the year ended December 31, 2010 and is included in general and administrative expenses in the consolidated statements of operations. No amounts were billed for the year ended December 31, 2009.
The Group accrues legal costs expected to be incurred related to recognized loss contingencies.

FR Borco Topco, L.P. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
18. Partners’ Equity
Allocation of profits and losses of the partnership are distributed pro rata in accordance with the partners’ respective interests in the partnership provided that the limited partner is not liable for the debts or obligations of the partnership.
19. Subsequent Events
The Group has evaluated subsequent events from the balance sheet date through April 1, 2011, the date at which these consolidated financial statements were available to be issued.
On December 18, 2010, FR XI Offshore AIV LP and FR Borco GP Limited, the 100% owners of the Company, entered into an agreement to sell its ownership interest in the Company, which ultimately owns 80% of Baproven as of that date, to Buckeye Partners LP (“Buckeye”). The sale closed on January 18, 2011.
On January 14, 2011, Royal Vopak, the ultimate parent of Vopak Bahamas B.V. and who ultimately owns 20% of Baproven as of that date, exercised its rights and entered into an agreement to sell its ownership interest to Buckeye, on the same terms and conditions as the sale described above. The sale closed on February 16, 2011.
On January 18, 2011, a deed of release was executed between The Royal Bank of Scotland N.V. (“RBS”) (formerly known as ABN AMRO Bank N.V.) and the Group. The Group has been discharged or made payment in full of its obligation, which includes the debt facility and interest rate swaps, as a result of which FR Borco Acquisition Holdings B.V. shall be released from the guaranty set forth in the loan agreement.